NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial Inc. Delays Filing Form 10-Q

     Grandview, Missouri (May 17, 2010) - On May 11, 2010, NASB Financial, Inc. ("NASB" or the "Company") filed a Form 12b-25, which stated that the Company was unable to file timely its Form 10-Q for the quarter ended March 31, 2010, because more time is needed to complete an evaluation of its investment in LLCs for possible impairment. Additionally, the Company has been unable to file its Form 10-Q for the quarter ended December 31, 2009, due to this issue. The Company has an investment in an LLC consisting of its 50% ownership interest in an entity that was formed for the purpose of developing land for residential real estate sales. Sales of lots have not met previous projections. As a result, the Company is evaluating its investment, which is accounted for using the equity method of accounting, to determine whether the investment is impaired. The Company's investment in the LLC, prior to any impairment, is approximately $19 million at March 31, 2010.

     On May 12, 2010, NASB was notified by The NASDAQ Stock Market that it remains in non-compliance with Listing Rule 5250(c)(1), which requires the timely filing of periodic financial statements. The Company must submit an update to its original plan to regain compliance no later than May 27, 2010.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

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